PHOTRONICS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	January 30,	January 31,
	2011	2010
Net sales	$120,823	$98,197
Costs and expenses:
Cost of sales	(90,229)	(80,020)
Selling, general and administrative	(10,713)	(10,149)
Research and development	(3,771)	(3,954)
Consolidation, restructuring and related charges	-	(193)
Operating income	16,110	3,881
Other income (expense), net	957	(2,453)
Income before income taxes	17,067	1,428
Income tax provision	(3,483)	(1,020)
Net income	13,584	408
Net income attributable to noncontrolling interests	(1,473)	(195)
Net income attributable to Photronics, Inc.	$12,111	$213

Earnings per share:
Basic	$0.23	$0.00
Diluted	$0.20	$0.00
Weighted-average number of common shares
outstanding:
Basic	53,817	53,102
Diluted	66,411	54,824